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                                                                   EXHIBIT 5.1

                    LETTERHEAD OF PIPER & MARBURY L.L.P.


                                July 7, 1998


APARTMENT INVESTMENT AND MANAGEMENT COMPANY
1873 South Bellaire Street, 17th Floor
Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,496,477 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") pursuant to a Registration Statement of the Company on Form S-3 (Registration No. 333-47201) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares include 840,726 shares of Class A Common Stock that have previously been issued by the Company (the "Outstanding Shares"), and up to 655,751 shares of Class A Common Stock that may be issued by the Company from time to time as follows: (i) up to 500,000 shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) of Class A Common Stock (the "Warrant Shares") that may be issued by the Company upon exercise of certain Common Stock Purchase Warrants (the "Warrants") issued by the Company to purchase such shares at $41.00 per share, (ii) up to 93,428 shares of Class A Common Stock (the "Conversion Shares") that may be issued by the Company to upon conversion of up to 93,428 outstanding shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock"), and (iii) up to 62,323 shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) of Class A Common Stock (the "Exchange Shares") that may be issued by the Company in exchange for up to 62,323 Partnership Common Units (the "OP Units") of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership") tendered redemption.


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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
July 7, 1998
Page 2


     In rendering the opinion expressed herein, we have examined the Registration Statement, the Charter and By-Laws of the Company, the Warrants, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "Partnership Agreement"), the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares, a Certificate of the Secretary of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate. We have also assumed, without independent investigation, that the Outstanding Shares were issued in accordance with the terms of the resolutions authorizing their issuance.

    Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (2) The Warrant Shares to be issued upon the exercise of the Warrants have been duly authorized and, upon exercise of the Warrants in accordance with their terms and issuance and delivery of stock certificates representing the Warrant Shares, will be validly issued, fully paid, and non-assessable.

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
July 7, 1998
Page 3


          (3) The Conversion Shares to be issued upon conversion of shares of Class B Common Stock have been duly authorized and, upon satisfaction of the conditions for conversion of such shares of Class B Common Stock as set forth in the Charter of the Company and delivery of stock certificates representing the Conversion Shares, will be validly issued, fully paid, and non-assessable.

          (4) The Exchange Shares to be issued in exchange for OP Units tendered for redemption have been duly authorized and, upon exchange of such OP Units in accordance with the terms of the Partnership Agreement and issuance and delivery of stock certificates representing the Exchange Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or in any facts or circumstances come to our attention after the date hereof that might change this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                              Very truly yours,



                                              /s/ Piper & Marbury L.L.P.